Exhibit 99.1

Amplify Energy Announces First Quarter 2021 Results

HOUSTON, May 5, 2021—Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today its operating and financial results for the first quarter of 2021.

Key Highlights

•	During the first quarter of 2021 the Company:

•	Achieved average total production of 24.7 MBoepd

•	Generated net cash provided by operating activities of $15.6 million

•	Delivered Adjusted EBITDA of $22.9 million

•	Generated $13.6 million of Free Cash Flow

•	Incurred LOE of $28.9 million

•	Spent $5.8 million in cash capital expenditures, focused on Eagle Ford DUC completions and preliminary preparations for the Beta development program

•	As of April 30, 2021, net debt was $226 million, inclusive of $14 million of cash on hand

•	Net Debt to Last Twelve Months (“LTM”) EBITDA of 2.5x1

•	Reaffirmed and issued additional details related to our full-year 2021 guidance

Martyn Willsher, Amplify’s President and Chief Executive Officer commented, “Amplify started 2021 with a strong first quarter of operational and financial results, once again proving our disciplined operating strategy and consistent cash flow generation model. With recovery from the pandemic underway and the resulting global economic improvement, we are optimistic about the future macroeconomic and commodity price environment. We expect to fully capitalize on our long-lived, low-decline assets to further demonstrate the intrinsic long-term value of our Company.”

“In addition, we are proud to announce that preparations for our Beta field development program were initiated during the quarter. We believe the program will yield material upside for the Company and should bolster our long-term profitability and operating margins. For the remainder of 2021, we remain committed to our key strategic objectives of growing our positive free cash flow, improving our liquidity and leverage profile, and continuing to optimize the cost structure of our asset base,” Mr. Willsher concluded.

(1)	Net debt as of April 30, 2021 and LTM EBITDA as of first quarter of 2021

Key Financial Results

During the first quarter of 2021, Amplify generated $22.9 million of Adjusted EBITDA, an increase of $1.0 million from the fourth quarter of 2020, despite the impacts of Winter Storm Uri in February 2021. Our first quarter Adjusted EBITDA exceeded internal expectations and was primarily driven by our disciplined operational execution and commodity pricing improvement.

Free Cash Flow, defined as Adjusted EBITDA less cash interest and capital spending, was $13.6 million in the first quarter of 2021, a decrease of $2.5 million from the prior quarter due to an increase in capital spending.

	First Quarter	Fourth Quarter
$ in millions	2021	2020
Net income (loss)	($19.3)	($37.8)
Net cash provided by operating activities	$15.6	$10.7
Average daily production (MBoe/d)	24.7	26.3
Total revenues	$72.5	$56.1
Adjusted EBITDA (a non-GAAP financial measure)	$22.9	$21.9
Total capital	$5.8	$2.2
Free Cash Flow (a non-GAAP financial measure)	$13.6	$16.1

Revolving Credit Facility and Liquidity Update

As of April 30, 2021, Amplify had net debt of $226 million, consisting of $240 million outstanding under its revolving credit facility and $14 million of cash on hand, and liquidity of approximately $34 million. Net Debt to LTM EBITDA was 2.5x (net debt as of April 30, 2021 and LTM EBITDA as of 1Q21).

The spring 2021 borrowing base redetermination process is under way and the Company does not anticipate material changes to its existing borrowing base.

Corporate Production Update

During the first quarter of 2021, average daily production was approximately 24.7 MBoepd, a decrease of 6% from 26.3 MBoepd in the fourth quarter of 2020. This decrease was primarily attributable to the effects of Winter Storm Uri in February of 2021 and anticipated natural production decline. Winter Storm Uri, which impacted our Oklahoma, East Texas and Eagle Ford assets, deferred approximately 700 MBoe, or 0.8 MBoepd, of our production in the first quarter of 2021, which equates to 0.2 MBoepd on an annualized basis. The swift actions of our operational teams prevented prolonged impacts to production and contributed to the realization of quarterly results substantially in line with original expectations.

Amplify’s annual natural decline rate continues to decrease due, in part, to the nature of our mature, PDP-heavy asset base. We expect the decline rate to continue this downward trend for the foreseeable future. Our product mix for the quarter consisted of 41% crude oil, 16% NGLs, and 43% natural gas. Oil composition increased approximately 4% quarter-over-quarter and 14% year-over-year. We expect the reduction of natural decline rates, coupled with increasingly oil-weighted production, to further drive long-term profitability.

Total oil, natural gas and NGL revenues in the first quarter of 2021 were approximately $72.3 million, before the impact of derivatives, compared to $55.7 million in the fourth quarter of 2020. The Company realized a loss on commodity derivatives of $4.8 million during the quarter, compared to an $8.5 million gain during the previous quarter, consisting of $10.6 million in realized loss from active contracts, partially offset by a $5.8 million gain from in-the-money contracts related to the first quarter of 2021 that were monetized in April of 2020. The hedging loss experienced during this quarter was attributed to the hedges placed earlier in 2020 when the commodity pricing environment was materially lower and points to a positive outlook for further price improvement in the future.

Amplify’s overall realized price per Boe, inclusive of realized derivatives, in the first quarter of 2021 was $27.77 per Boe, a 5% increase compared to $26.52 per Boe in the previous quarter and a 7% increase when compared to $26.03 per Boe in the first quarter of 2020.

The following table sets forth information regarding average realized sales prices for the periods indicated:

	Crude Oil		NGLs		Natural Gas
	Three	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended
	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2021	2020	2021	2020	2021	2020
Average sales price exlusive of realized derivatives	$54.03	$37.99	$24.22	$16.11	$2.82	$2.32
Realized derivatives	(10.17)	10.39	(1.32)	0.91	(0.14)	(0.29)

Average sales price with realized derivatives exclusive of certain deducions from revenue	$43.86	$48.38	$22.90	$17.02	$2.68	$2.03
Certain deductions from revenue	—	—	(1.77)	(1.19)	(0.22)	(0.25)

Average sales price inclusive of realized derivatives and certain deducions from revenue	$43.86	$48.38	$21.13	$15.83	$2.46	$1.78

Asset Operational Update and Statistics

Oklahoma:

•	Production: 584 MBoe; 6.5 Mboepd

•	Commodity Mix: 22% oil, 28% NGLs, 50% natural gas

•	LOE: $3.6 million; $6.08 per Boe

•	Capex: $1.8 million

Our Oklahoma operating strategy remains focused on prioritizing a stable free cash flow profile and managing production decline by returning only the most economic wells to production. Aside from weather-related well work, recent workovers have focused on rod-lift conversions, which reduce future operating expenses and downtime while generating attractive returns in the current pricing environment. As of April 30, Amplify has converted approximately 40% of the field to rod lift and anticipates having 45% of the field converted to rod lift by year end. The Oklahoma operations team will continue evaluating workover economics as commodity prices improve to optimize production while maximizing cash flow generation.

Rockies (Bairoil):

•	Production: 351 MBoe; 3.9 MBoepd

•	Commodity Mix: 100% oil

•	LOE: $11.3 million; $32.21 per Boe

•	Capex: Less than $0.1 million

We have been actively optimizing our oil-weighted Bairoil field’s CO2 injection rates and WAG patterns. The first quarter of 2021 has seen strong operational reliability in the injection and production facilities, and the oil production trend has been increasing since the beginning of March 2021. The favorable results are attributable to technological improvements our Rockies engineering team has applied to the overall workflow and analysis of the reservoir and injection patterns.

Bairoil’s annual maintenance turnaround is scheduled for approximately 10 days in June 2021, which will lead to reduced production in Bairoil’s second quarter results. Following the turnaround, we intend to continue the implementation of enhanced technological capabilities along with targeted workover activity to drive further operational improvements and efficiencies.

Southern California (Beta):

•	Production: 326 MBoe; 3.6 MBoepd

•	Commodity Mix: 100% oil

•	LOE: $8.4 million; $25.70 per Boe

•	Capex: $1.6 million

Beta production exceeded internal expectations this quarter, and local Midway-Sunset crude oil price realization continues to improve. This quarter we deployed capital towards rig and platform upgrades in preparation for our previously announced phased development program. Our first project, a cased hole recompletion, is on schedule to begin in the third quarter of 2021, followed by two sidetracks of existing wells in the fourth quarter of 2021. Amplify is confident of the long-term value of Beta development, as only approximately 11% of the original oil in place has been recovered to date. This initial phase of the program should increase production with minimal incremental operating costs, which leads to stronger operating margins, significant cash flow generation and long-term profitability.

East Texas and North Louisiana:

•	Production: 5,233 MMcfe; 58.1 MMcfepd (872 MBoe; 9.7 MBoepd)

•	Commodity Mix: 5% oil, 20% NGLs, 75% natural gas

•	LOE: $4.6 million; $0.88 per Mcfe ($5.26 per Boe)

•	Capex: Less than $0.1 million

Our operating strategy for the remainder of 2021 is to continue responsibly managing natural production decline by prioritizing workover opportunities with high returns. Our East Texas and North Louisiana asset experienced the largest production impact from Winter Storm Uri this quarter, but prompt actions by our East Texas operations team allowed production to return within ten days, and the current trend is exceeding internal expectations. Workover expenses did not materially increase, and our East Texas asset remains one of our highest margin and best cash flowing areas.

Non-Operated Eagle Ford:

•	Production: 88.5 MBoe; 1.0 Mboepd

•	Commodity Mix: 84% oil, 9% NGLs, 7% natural gas

•	LOE: $1.1 million or $12.30 per Boe

•	Capex: $2.4 million

Capital spend in the first quarter was focused on the completion of DUCs and associated production facilities, and a portion of the expenditures will carry over into the second quarter. As of May 5, 2021, 23 DUCs have been turned online. The wells are all located in the core of the Eagle Ford in Karnes County. Amplify is pleased with the well results, which have exceeded our type curves to date with an average gross oil IP rate of 1,200 Bopd. The Company will continue opportunistically participating in attractive non-operated Eagle Ford projects as they arise.

Costs and Expenses

Lease operating expenses in the first quarter of 2021 were approximately $28.9 million, or $13.01 per Boe, an increase of $0.4 million compared to $28.5 million, or $11.77 per Boe, in the fourth quarter of 2020. This increase was mainly attributed to the storm-related impacts to our Oklahoma, East Texas and Eagle Ford assets. The resulting impact was a $0.7 MM increase in workover expense in the month of February, or $0.30 per Boe for the quarter, and the aforementioned 700 MBoe production deferral. The quick and prudent decision-making of our operations teams minimized the financial impact and mitigated the overall cost of the storm to the Company. Amplify remains committed to the disciplined management of operating expenses, and the asset teams continue to explore additional methods of reducing costs moving forward.

Severance and Ad Valorem taxes in the first quarter of 2021 consisted of $4.6 million, an increase of $1.6 million compared to $3.0 million in the fourth quarter of 2020. On a percentage basis, Amplify paid approximately 6.4% of total oil, NGLs, and natural gas sales revenue in taxes this quarter compared to 5.4% in the previous quarter. The quarter-over-quarter increase was generally attributable to a positive tax adjustment made in the fourth quarter of 2020 and higher commodity pricing, partially offset by naturally declining production in the same period.

Amplify incurred $4.6 million, or $2.06 per Boe, of gathering, processing, and transportation expenses in the first quarter of 2021, compared to $5.5 million, or $2.29 per Boe, in the previous quarter. The decrease was generally attributable to natural production decline, along with production impacts from Winter Storm Uri in February of 2021.

Due to year-end processes, first quarter cash G&A expenses are typically the highest of the year, and the $6.6 million incurred this quarter was an expected increase of $0.8 million from the fourth quarter of 2020. However, first quarter cash G&A decreased year-over-year by $2.1 million as Amplify undertook a transformative corporate expense reduction plan in 2020. The Company’s current projected full year 2021 cash G&A estimate remains approximately $23 million.

Depreciation, depletion, and amortization expense for the first quarter of 2021 totaled $7.3 million, or $3.31 per Boe, compared to $9.1 million, or $3.77 per Boe, in the previous quarter. The decrease of $1.8 million can be attributed to non-cash impairments in 2020. Amplify does not expect further impairments in the foreseeable future.

Net interest expense was $3.1 million this quarter, a decrease of $0.2 million compared to $3.3 million in the fourth quarter of 2020 due to reduced borrowings.

Amplify had an effective tax rate of 0% and did not record an income tax expense or benefit for the first quarter of 2021.

Capital Spending Update and Outlook

Capital spending during the first quarter of 2021 was approximately $5.8 million, an increase of approximately $3.6 million from $2.2 million in the fourth quarter of 2020. The increase was largely attributable to completion activity at our Eagle Ford asset, increased workover activity in Oklahoma and expenses incurred to prepare for the Beta development program.

The following table breaks down Amplify’s capital incurred during the quarter:

First Quarter 2021 Capital Spend ($MM)
Southern California (Beta) Drilling and Completion	$0.6
Eagle Ford (Non-Op) Drilling and Completion	$2.0

Total Development Capital	$2.6

Oklahoma Cap. Workovers and Facilities	$1.8
Rockies (Bairoil) Cap. Workovers and Facilities	$0.0
Southern California (Beta) Cap. Workover and Facilities	$1.0
ETX/NLA Cap. Workovers and Facilities	$0.0
Eagle Ford (Non-Op) Cap. Workovers and Facilities	$0.4

Total Workover and Facilities Capital	$3.2

Total Capital Spent	$5.8

2021 Guidance Update

The following guidance included in this press release is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. Amplify’s 2021 guidance is based on its current expectations regarding capital expenditure levels and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products.

Based on the operating and financial results for the first quarter of 2021, Amplify has decided to maintain its full year 2021 guidance ranges. Guidance ranges for Adjusted EBITDA and Free Cash Flow have also been included to provide greater transparency into Amplify’s financial outlook.

A summary of the guidance is presented below:

	FY 2021E
	Low		High
Net Average Daily Production
Oil (MBbls/d)	9.5	-	10.5
NGL (MBbls/d)	3.5	-	4.0
Natural Gas (MMcf/d)	60.0	-	63.0
Total (MBoe/d)	23.0	-	25.0

Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	($3.25)	-	($3.75)
NGL Realized Price (% of WTI NYMEX)	38%	-	42%
Natural Gas Realized Price (% of Henry Hub)	78%	-	82%

Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$0.37	-	$0.52
NGL ($ / Bbl)	$4.40	-	$4.90
Natural Gas ($ / Mcf)	$0.45	-	$0.55
Total ($ / Boe)	$2.00	-	$2.50

Average Costs
Lease Operating ($ / Boe)	$12.50	-	$14.50
Taxes (% of Revenue) (1)	6.0%	-	7.0%
Recurring Cash General and Administrative ($ / Boe) (2)	$2.45	-	$2.75

Adjusted EBITDA ($MM) (3)	$80	-	$100
Cash Interest Expense ($MM)	$11	-	$15
Capital Expenditures ($MM)	$28	-	$39
Free Cash Flow ($MM) (4)	$30	-	$50

(1)	Includes production, ad valorem and franchise taxes
(2)	Recurring cash general and administrative cost guidance excludes reorganization expenses and non-cash compensation
(3)	Adjusted EBITDA defined as operating income excluding DD&A expense and including the impact of realized and terminated derivatives
(4)	Free cash flow defined as Adjusted EBITDA less cash interest expense and capital expenditures

Hedging Update and Production Pricing

The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed, floor and ceiling prices at which production is hedged for April 2021 through December 2023, as of May 5, 2021:

	2021	2022	2023
Natural Gas Swaps:
Average Monthly Volume (MMBtu)	981,667	590,000
Weighted Average Fixed Price ($)	$2.49	$2.48

Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	851,667	595,000
Weighted Average Ceiling Price ($)	$3.29	$3.09
Weighted Average Floor Price ($)	$2.06	$2.37

Natural Gas Basis Swaps:
Average Monthly Volume (MMBtu)	500,000
Weighted Average Spread ($)	$(0.40)

Oil Swaps:
Average Monthly Volume (Bbls)	197,500	85,000	30,000
Weighted Average Fixed Price ($)	$48.12	$54.81	$55.05

Oil Collars:
Two-way collars
Average Monthly Volume (Bbls)		7,500
Weighted Average Ceiling Price ($)		$60.25
Weighted Average Floor Price ($)		$55.00

Three-way collars
Average Monthly Volume (Bbls)	52,500	76,000
Weighted Average Ceiling Price ($)	$50.50	$53.18
Weighted Average Floor Price ($)	$40.00	$40.00
Weighted Average Sub-Floor Price ($)	$30.00	$31.32

NGL Swaps:
Average Monthly Volume (Bbls)	20,300
Weighted Average Fixed Price ($)	$23.74

Amplify posted an updated hedge presentation containing additional information on its website, www.amplifyenergy.com, under the Investor Relations section.

Quarterly Report on Form 10-Q

Amplify’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which Amplify expects to file with the Securities and Exchange Commission on May 5, 2021.

Conference Call

Amplify will host an investor teleconference tomorrow at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting Amplify’s website, www.amplifyenergy.com, and clicking on the webcast link or by dialing (833) 883-4379 at least 15 minutes before the call begins and providing the Conference ID: 6187289. The webcast and a telephonic replay will be available for fourteen days following the call and may be accessed by visiting Amplify’s website, www.amplifyenergy.com, or by dialing (855) 859-2056 and providing the Conference ID: 6187289.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies, federal waters offshore Southern California, East Texas / North Louisiana, and the Eagle Ford. For more information, visit www.amplifyenergy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Amplify expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. Amplify believes that these statements are based on reasonable assumptions, but such assumptions may prove to be inaccurate. Such statements are also subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Amplify, which may cause Amplify’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in its Annual Report on Form 10-K, and if applicable, its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other public filings and press releases for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. All forward-looking statements speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Amplify undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Free Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative instruments; cash settlements received on expired commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition and divestiture related expenses; amortization of gain associated with terminated commodity derivatives, bad debt expense; and other non-routine items, less interest income; gain on extinguishment of debt; income tax benefit; gains on commodity derivative instruments; cash settlements paid on expired commodity derivative instruments; gains on sale of assets and other, net; and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash provided by operating activities.

Free Cash Flow. Amplify defines Free Cash Flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and total capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measure most directly comparable to free cash flow is net cash provided by operating activities.

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2021	December 31, 2020
Revenues:
Oil and natural gas sales	$72,331	$55,725
Other revenues	138	367

Total revenues	72,469	56,092

Costs and Expenses:
Lease operating expense	28,906	28,518
Gathering, processing and transportation	4,579	5,549
Exploration	16	32
Taxes other than income	4,613	3,002
Depreciation, depletion and amortization	7,347	9,139
Impairment expense	—	21,905
General and administrative expense	6,921	6,238
Accretion of asset retirement obligations	1,615	1,589
Realized (gain) loss on commodity derivatives	10,636	(8,527)
Unrealized (gain) loss on commodity derivatives	23,952	22,052
Other, net	68	137

Total costs and expenses	88,653	89,634

Operating Income (loss)	(16,184)	(33,542)

Other Income (Expense):
Interest expense, net	(3,112)	(3,304)
Other income (expense)	(26)	103
Inventory valuation adjustment	—	(1,003)

Total Other Income (Expense)	(3,138)	(4,204)

Income (loss) before reorganization items, net and income taxes	(19,322)	(37,746)

Reorganization items, net	(6)	(34)
Income tax benefit (expense)	—	(30)

Net income (loss)	$(19,328)	$(37,810)

Earnings per share:
Basic and diluted earnings (loss) per share	$(0.51)	$(1.00)

Selected Financial Data - Unaudited

Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2021	December 31, 2020
Oil and natural gas revenue:
Oil Sales	$49,695	$36,591
NGL Sales	7,670	6,061
Natural Gas Sales	14,966	13,073

Total oil and natural gas sales - Unhedged	$72,331	$55,725

Production volumes:
Oil Sales - MBbls	920	962
NGL Sales - MBbls	342	407
Natural Gas Sales - MMcf	5,761	6,324

Total - MBoe	2,222	2,423

Total - MBoe/d	24.7	26.3

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$54.03	$37.99
NGL - per Bbl	$22.45	$14.92
Natural gas - per Mcf	$2.60	$2.07

Total - per Boe	$32.56	$23.00

Average unit costs per Boe:
Lease operating expense	$13.01	$11.77
Gathering, processing and transportation	$2.06	$2.29
Taxes other than income	$2.08	$1.24
General and administrative expense	$3.11	$2.57
Depletion, depreciation, and amortization	$3.31	$3.77

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	March 31, 2021	December 31, 2020
Total current assets	$64,522	$56,837
Property and equipment, net	315,956	317,246
Total assets	391,558	384,759
Total current liabilities	82,249	56,862
Long-term debt	255,516	260,516
Total liabilities	444,832	418,496
Total equity	(53,274)	(33,737)

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2021	December 31, 2020
Net cash provided by (used in) operating activities	$15,558	$10,732
Net cash provided by (used in) investing activities	(4,116)	(3,828)
Net cash provided by (used in) financing activities	(5,005)	(10,061)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2021	December 31, 2020
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$15,558	$10,732
Changes in working capital	(2,722)	5,567
Interest expense, net	3,112	3,304
Gain (loss) on interest rate swaps	62	(9)
Cash settlements paid (received) on interest rate swaps	464	468
Amortization of gain associated with terminated commodity derivatives	5,785	—
Amortization and write-off of deferred financing fees	(139)	(138)
Reorganization items, net	6	34
Exploration costs	16	32
Acquisition and divestiture related costs	12	415
Severance payments	—	3
Plugging and abandonment cost	230	265
Current income tax expense (benefit)	—	30
Non-cash inventory valuation adjustment	—	1,003
Other	551	170

Adjusted EBITDA:	$22,935	$21,876

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$22,935	$21,876
Less: Cash interest expense	3,534	3,639
Less: Capital expenditures	5,821	2,159

Free Cash Flow:	$13,580	$16,078

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2021	December 31, 2020
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(19,328)	$(37,810)
Interest expense, net	3,112	3,304
Income tax expense	—	30
Depreciation, depletion and amortization	7,347	9,139
Impairment expense	—	21,905
Accretion of asset retirement obligations	1,615	1,589
(Gains) losses on commodity derivatives	34,588	13,525
Cash settlements received (paid) on expired commodity derivative instruments	(10,636)	8,527
Amortization of gain associated with terminated commodity derivatives	5,785	—
Acquisition and divestiture related costs	12	415
Reorganization items, net	6	34
Share-based compensation expense	331	(93)
Exploration costs	16	32
Loss on settlement of AROs	68	137
Bad debt expense	3	(175)
Severance payments	—	3
Non-cash inventory valuation adjustment	—	1,003
Secondary offering expenses	16	311

Adjusted EBITDA:	$22,935	$21,876

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$22,935	$21,876
Less: Cash interest expense	3,534	3,639
Less: Capital expenditures	5,821	2,159

Free Cash Flow:	$13,580	$16,078

Contacts

Jason McGlynn – Chief Financial Officer

(832) 219-9055

jason.mcglynn@amplifyenergy.com